Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2018 Second Quarter Results; Reaffirms Fiscal 2018 Outlook

•	Revenue Increased 20.0% to $258.0 Million in Q2 Fiscal 2018; First Half Revenues up 21.2% to $514.6 Million

•	Q2 Consumption Trends Consistent with Expectations; Results Impacted by Timing of Customer Deliveries at Quarter-end

•	Cash Flow From Operations Increased to $54.4 Million in Q2; Debt Pay Down of $105 Million Year to Date

•	Outlook Reaffirmed for Full Year FY’18 Revenue, Adjusted Free Cash Flow and Adjusted EPS

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 2, 2017-- Prestige Brands Holdings, Inc. (NYSE:PBH) today reported financial results for its second quarter ended September 30, 2017.
“We are pleased with our continued solid consumption trends of approximately 3% in our fiscal second quarter, along with market share gains across our portfolio. Although our second quarter financial performance was impacted at quarter-end by the timing of customer deliveries, with average shipping times in September more than doubling versus the first half of the calendar year, we continue to anticipate full-year sales growth and adjusted earnings per share to be consistent with our fiscal 2018 outlook,” said Ron Lombardi, Chief Executive Officer of Prestige Brands.
Second Quarter Fiscal 2018 Ended September 30, 2017
Reported revenues in the second quarter of fiscal 2018 increased 20.0% to $258.0 million, compared to $215.1 million in the second quarter of fiscal 2017. Revenues for the quarter were driven by continued solid consumption levels across the Company’s core brands and $51.7 million from the recently acquired brands from the Fleet acquisition, which was partially offset by the divestitures of certain non-core brands during fiscal 2017 and the timing impact of customer deliveries. The Company estimates the impact of increased in-transit customer orders was approximately $8 million at quarter-end, due to an increase in average shipping times in September, which more than doubled versus the first two quarters of calendar 2018.
Reported gross profit margin in the second quarter fiscal 2018 was 55.8%, with adjusted gross profit margin of 56.3% excluding adjustments related to the Fleet transition and integration, compared to 57.6% for the second quarter of fiscal 2017. As expected, the gross profit margin year-over-year change was primarily due to product mix with the addition of the high growth Fleet portfolio.
Advertising & promotion expense for the second quarter 2018 was $39.2 million, or 15.2% of sales, compared to $28.6 million or 13.3% of sales in the prior year. As expected, higher advertising and promotion expense as a percentage of sales was attributable to ongoing investments behind the Company’s long-term brand building strategy.
Reported net income for the second quarter of fiscal 2018 totaled $30.7 million versus the prior year comparable quarter’s net income of $32.2 million. Diluted earnings per share of $0.57 for the second quarter of fiscal 2018 compared to $0.60 per share in the prior year comparable period. Non-GAAP adjusted net income for the second quarter of fiscal 2018 was $32.5 million, a decrease of 3.9% from the prior year period’s adjusted net income of $33.8 million. Non-GAAP adjusted earnings per share were $0.61 per share for the second quarter of fiscal 2018 compared to $0.63 per share in the prior year comparable period.

Adjustments to net income in the second quarter of both fiscal 2018 and fiscal 2017 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments. Adjustments to the second quarter of fiscal 2017 also include accelerated amortization of debt origination costs.
First Half of Fiscal 2018 Ended September 30, 2017
Reported revenues for the first six months of fiscal 2018 increased 21.2% to $514.6 million compared to $424.6 million in the first six months of fiscal 2017. Revenues for the first six months of fiscal 2018 were driven by continued strong consumption levels across the Company’s legacy brands and $106.5 million of incremental revenue from the Fleet acquisition, which was partially offset by the divestitures of certain non-core brands during fiscal 2017 and the approximate $8 million impact from the timing of customer deliveries in the second quarter fiscal 2018.
Reported gross profit margin in the first six months of fiscal 2018 was 55.9%, with adjusted gross profit margin of 56.6% excluding adjustments related to the Fleet transition and integration, compared to 57.8% for the first six months of fiscal 2017. The gross profit margin year-over-year change was primarily due to the addition of the high growth Fleet portfolio.
Advertising & promotion expense for the first six months of fiscal 2018 was $76.1 million, or 14.8% of sales, compared to $56.2 million or 13.2% of sales in the prior year. As expected, higher advertising and promotion expense as a percentage of sales was attributable to ongoing investments behind the Company’s long-term brand building strategy.
Reported net income for the first six months of fiscal 2018 totaled $64.5 million versus the prior year comparable period net income of $26.7 million which included a non-cash pre-tax charge of $55.0 million related to the divestiture of three non-core brands. Diluted earnings per share were $1.20 for the first six months of fiscal 2018 compared to $0.50 per share in the prior year comparable period. Non-GAAP adjusted net income for the first six months of fiscal 2018 was $68.0 million, an increase over the prior year period’s adjusted net income of $65.2 million. Non-GAAP adjusted earnings per share were $1.27 per share for the first six months of fiscal 2018 compared to $1.22 per share in the first six months of fiscal 2017.
Adjustments to net income in the first six months of fiscal 2018 and fiscal 2017 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments. Adjustments to the first six months of fiscal 2017 also include accelerated amortization of debt origination costs in addition to the non-cash costs related to divestiture of certain non-core brands.
Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the second fiscal quarter of 2018 increased to $54.4 million from $49.8 million during the same period a year earlier due to continued strong cash conversion in the legacy business and incremental cash flow related to the Fleet acquisition, partially offset by the loss of cash flow from divested brands. Non-GAAP adjusted free cash flow for the second fiscal quarter of 2018 was $54.8 million, up from $49.6 million in the prior year comparable quarter.
The Company's net debt position as of September 30, 2017 was approximately $2.1 billion, reflecting debt repayments of $55.0 million during the second quarter of fiscal 2018 and $105.0 million fiscal year to date. At September 30, 2017 the Company's covenant-defined leverage ratio was 5.5x.
Segment Review

North American OTC Healthcare: Segment revenues totaled $215.3 million for the second quarter of fiscal 2018, 24.9% higher than the prior year comparable quarter's revenues of $172.4 million. The second quarter fiscal 2018 increase was principally driven by revenues from the acquisition of Fleet, partially offset by divestitures of non-core OTC brands and the timing of customer deliveries at quarter-end.
For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $431.1 million, an increase of 25.1% compared to $344.5 million in the prior year comparable period.
International OTC Healthcare: Segment fiscal Q2 2018 revenues totaled $21.0 million, 11.4% higher than the $18.8 million reported in the prior year comparable period. Second quarter revenues included incremental revenues from the Fleet transaction.
For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $41.9 million, an increase of 20.9% over the prior year comparable period’s revenues of $34.6 million. Revenues for the International OTC Healthcare segment were impacted by favorable consumption levels as well as revenues from the Fleet acquisition.
Household Cleaning: Segment revenues totaled $21.8 million for the second quarter of fiscal 2018 compared with second quarter fiscal 2017 revenues of $23.8 million, a decrease of 8.5%.
For the first six months of the current fiscal year, reported revenues for the Household Cleaning segment were $41.6 million, a decrease of 8.5% over the prior year comparable six month period’s revenues of $45.5 million.
Commentary and Outlook for Fiscal 2018
Ron Lombardi, CEO, stated, “Year-to-date consumer consumption, a key measure for our long-term success, grew consistent with our expectations for the second quarter and first six months of fiscal 2018. This strong performance was across a wide range of channels and brands and is a testament to our long-term brand building efforts. Additionally, we were pleased to generate over $110 million of free cash flow in the first half fiscal 2018 via our industry leading financial profile which was used to pay down debt and build M&A capacity.”
“Our second quarter was impacted by the timing of approximately $8 million of September in-transit customer orders which were delivered after quarter end due to increased average shipping times. We expect our delivery patterns to normalize over the next few months, and we continue to expect solid sales growth for the full year. Based on our continued solid consumption trends, first half performance, and the expectation around shipment normalization we are reiterating our full-year outlook for revenue, pro-forma revenue growth, adjusted earnings per share, and free cash flow. We remain well positioned for another year of strong top- and bottom-line growth driven by our diversified portfolio of leading OTC brands,” Mr. Lombardi concluded.

Fiscal 2018 Full-Year Outlook
Revenue Growth	18% to 20%
Adjusted E.P.S.*	$2.58 to $2.68
Adjusted Free Cash Flow*	$205 million or more

Fiscal Q2 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter results today, November 2, 2017 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 96239590. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.
Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 96239590.
Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.
Any reference to total company consumption is based on domestic IRI multi-outlet + C-Store retail dollar sales for the twelve month period ending October 8, 2017 and net revenues as a proxy for consumption for certain untracked channels, and international consumption which includes Canadian consumption for leading retailers, Australia consumption for leading brands, and other international net revenues as a proxy for consumption.
Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, adjusted earnings per share and adjusted free cash flow, the Company’s ability to meet organic growth targets, the Company’s use of free cash flow to pay down debt and build M&A capacity, and the success of the Company’s acquisition of Fleet and its brand building efforts. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, the failure to successfully integrate the Fleet brands, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and suppliers to meet demand for its products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2017, Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and other periodic reports filed with the Securities and Exchange Commission.
About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company's brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2017	2016	2017	2016
Revenues
Net sales	$257,930	$215,017	$514,417	$423,787
Other revenues	96	35	182	840
Total revenues	258,026	215,052	514,599	424,627

Cost of Sales
Cost of sales excluding depreciation	112,580	91,087	224,337	179,071
Cost of sales depreciation	1,348	—	2,688	—
Cost of sales	113,928	91,087	227,025	179,071
Gross profit	144,098	123,965	287,574	245,556

Operating Expenses
Advertising and promotion	39,188	28,592	76,132	56,227
General and administrative	21,567	18,795	41,903	38,252
Depreciation and amortization	7,186	6,016	14,353	12,848
(Gain) loss on divestitures	—	(496)	—	54,957
Total operating expenses	67,941	52,907	132,388	162,284
Operating income	76,157	71,058	155,186	83,272

Other (income) expense
Interest income	(85)	(46)	(154)	(103)
Interest expense	26,921	20,876	53,331	42,060
Total other expense	26,836	20,830	53,177	41,957
Income before income taxes	49,321	50,228	102,009	41,315
Provision for income taxes	18,616	18,033	37,545	14,651
Net income	$30,705	$32,195	$64,464	$26,664

Earnings per share:
Basic	$0.58	$0.61	$1.21	$0.50
Diluted	$0.57	$0.60	$1.20	$0.50

Weighted average shares outstanding:
Basic	53,098	52,993	53,068	52,941
Diluted	53,539	53,345	53,524	53,329

Comprehensive income (loss), net of tax:
Currency translation adjustments	2,716	2,703	3,835	(3,121)
Unrecognized net gain on pension plans	—	—	1	—
Total other comprehensive income (loss)	2,716	2,703	3,836	(3,121)
Comprehensive income	$33,421	$34,898	$68,300	$23,543

Prestige Brands Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2017	March 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$42,977	$41,855
Accounts receivable, net of allowance of $14,393 and $13,010, respectively	145,422	136,742
Inventories	119,484	115,609
Prepaid expenses and other current assets	23,189	40,228
Total current assets	331,072	334,434

Property, plant and equipment, net	49,570	50,595
Goodwill	620,388	615,252
Intangible assets, net	2,894,140	2,903,613
Other long-term assets	7,023	7,454
Total Assets	$3,902,193	$3,911,348

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$79,258	$70,218
Accrued interest payable	8,333	8,130
Other accrued liabilities	73,131	83,661
Total current liabilities	160,722	162,009

Long-term debt
Principal amount	2,117,000	2,222,000
Less unamortized debt costs	(24,912)	(28,268)
Long-term debt, net	2,092,088	2,193,732

Deferred income tax liabilities	731,684	715,086
Other long-term liabilities	21,733	17,972
Total Liabilities	3,006,227	3,088,799

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,392 shares at September 30, 2017 and 53,287 shares at March 31, 2017	534	533
Additional paid-in capital	464,446	458,255
Treasury stock, at cost - 353 shares at September 30, 2017 and 332 shares at March 31, 2017	(7,669)	(6,594)
Accumulated other comprehensive loss, net of tax	(22,516)	(26,352)
Retained earnings	461,171	396,707
Total Stockholders' Equity	895,966	822,549
Total Liabilities and Stockholders' Equity	$3,902,193	$3,911,348

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2017	2016
Operating Activities
Net income	$64,464	$26,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,041	12,848
Loss on divestitures	—	54,957
Loss on disposals of property and equipment	1,461	155
Deferred income taxes	16,321	(10,602)
Amortization of debt origination costs	3,494	5,097
Excess tax benefits from share-based awards	470	800
Stock-based compensation costs	4,726	3,933
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(9,345)	356
Inventories	(3,409)	(10,663)
Prepaid expenses and other current assets	17,123	10,112
Accounts payable	8,008	820
Accrued liabilities	(11,869)	6,605
Noncurrent assets and liabilities	55	—
Net cash provided by operating activities	108,540	101,082

Investing Activities
Purchases of property, plant and equipment	(4,785)	(1,404)
Acquisition of Fleet escrow payment	970	—
Proceeds from the sales of property, plant and equipment	—	75
Proceeds from sales of intangible assets	—	52,353
Net cash (used in) provided by investing activities	(3,815)	51,024

Financing Activities
Term loan repayments	(105,000)	(130,500)
Borrowings under revolving credit agreement	—	20,000
Repayments under revolving credit agreement	—	(40,000)
Payments of debt origination costs	—	(9)
Proceeds from exercise of stock options	1,466	3,423
Fair value of shares surrendered as payment of tax withholding	(1,075)	(1,395)
Net cash used in financing activities	(104,609)	(148,481)

Effects of exchange rate changes on cash and cash equivalents	1,006	(397)
Increase in cash and cash equivalents	1,122	3,228
Cash and cash equivalents - beginning of period	41,855	27,230
Cash and cash equivalents - end of period	$42,977	$30,458

Interest paid	$49,404	$37,259
Income taxes paid	$9,037	$6,743

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,302	$20,957	$21,767	$258,026
Cost of sales	87,184	9,296	17,448	113,928
Gross profit	128,118	11,661	4,319	144,098
Advertising and promotion	35,064	3,593	531	39,188
Contribution margin	$93,054	$8,068	$3,788	104,910
Other operating expenses				28,753
Operating income				76,157
Other expense				26,836
Income before income taxes				49,321
Provision for income taxes				18,616
Net income				$30,705
*Intersegment revenues of $2.3 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$431,117	$41,855	$41,627	$514,599
Cost of sales	173,685	19,246	34,094	227,025
Gross profit	257,432	22,609	7,533	287,574
Advertising and promotion	67,872	7,283	977	76,132
Contribution margin	$189,560	$15,326	$6,556	211,442
Other operating expenses				56,256
Operating income				155,186
Other expense				53,177
Income before income taxes				102,009
Provision for income taxes				37,545
Net income				$64,464
*Intersegment revenues of $3.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$172,447	$18,804	$23,801	$215,052
Cost of sales	65,402	7,096	18,589	91,087
Gross profit	107,045	11,708	5,212	123,965
Advertising and promotion	24,811	3,244	537	28,592
Contribution margin	$82,234	$8,464	$4,675	95,373
Other operating expenses**				24,315
Operating income				71,058
Other expense				20,830
Income before income taxes				50,228
Provision for income taxes				18,033
Net income				$32,195
* Intersegment revenues of $0.1 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended September 30, 2016 includes a pre-tax loss on sale of assets of $0.7 million related to Pediacare, New Skin, and Fiber Choice and a pre-tax gain on sale of assets of $1.2 million associated with the sale of license rights in certain geographic areas pertaining to Comet. The assets and corresponding contribution margin associated with the pre-tax loss on sale of assets related to Pediacare, New Skin, and Fiber Choice are included within the North American OTC Healthcare segment, while the pre-tax gain on sale of license rights related to Comet are included in the Household Cleaning segment.

	Six Months Ended September 30, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$344,527	$34,608	$45,492	$424,627
Cost of sales	129,636	14,044	35,391	179,071
Gross profit	214,891	20,564	10,101	245,556
Advertising and promotion	49,851	5,368	1,008	56,227
Contribution margin	$165,040	$15,196	$9,093	189,329
Other operating expenses**				106,057
Operating income				83,272
Other expense				41,957
Income before income taxes				41,315
Provision for income taxes				14,651
Net income				$26,664
* Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the six months ended September 30, 2016 includes a pre-tax loss on sale of assets of $56.2 million related to Pediacare, New Skin, and Fiber Choice and a pre-tax gain on sale of assets of $1.2 million associated with the sale of license rights in certain geographic areas pertaining to Comet. The assets and corresponding contribution margin associated with the pre-tax loss on sale of assets related to Pediacare, New Skin, and Fiber Choice are included within the North American OTC Healthcare segment, while the pre-tax gain on sale of license rights related to Comet are included in the Household Cleaning segment.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues on a constant currency basis, Constant Currency Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Proforma Revenues on a constant currency basis, Constant Currency Non-GAAP Proforma Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired or divested in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Proforma Revenues: Non-GAAP Organic Revenues plus revenues associated with acquisitions.

•	Non-GAAP Proforma Revenue Growth Percentage: Calculated as the change in Non-GAAP Proforma Revenues from prior year divided by prior year Non-GAAP Proforma Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•
Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain other legal and professional fees, integration, transition and other acquisition related costs and divestiture costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain other legal and professional fees, integration, transition and other acquisition related costs, divestiture costs, and gain/loss on divestitures.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain other legal and professional fees, integration, transition and other acquisition related costs, divestiture costs, gain/loss on divestitures, accelerated amortization of debt origination costs due to sale of assets, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and divestitures.

•	Net Debt: Calculated as total principal amount of debt outstanding of ($2,117,000 at September 30, 2017) less cash and cash equivalents ($42,977 at September 30, 2017). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and Non-GAAP Proforma Revenues and related growth percentages:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP Total Revenues	$258,026	$215,052	$514,599	$424,627
Revenue Growth	20.0%		21.2%
Adjustments:
Revenues associated with acquisitions (1)	(51,662)	—	(106,549)	—
Revenues associated with divested brands(2)	—	(5,945)	—	(16,984)
Non-GAAP Organic Revenues	$206,364	$209,107	$408,050	$407,643
Non-GAAP Organic Revenue Growth	(1.3)%		0.1%

Non-GAAP Organic Revenues	$206,364	$209,107	$408,050	$407,643
Revenues associated with acquisitions (3)	51,662	49,798	106,549	100,999
Non-GAAP Proforma Revenues	$258,026	$258,905	$514,599	$508,642
Non-GAAP Proforma Revenue Growth	(0.3)%		1.2%
(1) Revenues of our Fleet acquisition are excluded for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.
(2) Revenues of our divested brands have been excluded from the current year and the prior year for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American OTC Healthcare segment and our Household Cleaning segment.
(3) Revenues of our Fleet acquisition are included for purposes of calculating Non-GAAP proforma revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP Total Revenues	$258,026	$215,052	$514,599	$424,627

GAAP Gross Profit	$144,098	$123,965	$287,574	$245,556
Adjustments:
Integration, transition and other costs associated with acquisitions (1)	1,143	—	3,719	—
Total adjustments	1,143	—	3,719	—
Non-GAAP Adjusted Gross Margin	$145,241	$123,965	$291,293	$245,556
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	56.3%	57.6%	56.6%	57.8%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP Advertising and Promotion Expense	$39,188	$28,592	$76,132	$56,227
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	15.2%	13.3%	14.8%	13.2%
Adjustments:
Integration, transition and other costs associated with acquisitions(1)	(231)	—	(192)	—
Total adjustments	(231)	—	(192)	—
Non-GAAP Adjusted Advertising and Promotion Expense	$39,419	$28,592	$76,324	$56,227
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	15.3%	13.3%	14.8%	13.2%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired businesses.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP General and Administrative Expense	$21,567	$18,795	$41,903	$38,252
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	8.4%	8.7%	8.1%	9.0%

Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures (1)	888	1,521	1,472	3,646
Total adjustments	888	1,521	1,472	3,646
Non-GAAP Adjusted General and Administrative Expense	$20,679	$17,274	$40,431	$34,606
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	8.0%	8.0%	7.9%	8.1%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP Net Income	$30,705	$32,195	$64,464	$26,664
Interest expense, net	26,836	20,830	53,177	41,957
Provision for income taxes	18,616	18,033	37,545	14,651
Depreciation and amortization	8,534	6,016	17,041	12,848
Non-GAAP EBITDA	84,691	77,074	172,227	96,120
Non-GAAP EBITDA Margin	32.8%	35.8%	33.5%	22.6%
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	1,143	—	3,719	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	(231)	—	(192)	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	888	1,521	1,472	3,646
(Gain) loss on divestitures	—	(496)	—	54,957
Total adjustments	1,800	1,025	4,999	58,603
Non-GAAP Adjusted EBITDA	$86,491	$78,099	$177,226	$154,723
Non-GAAP Adjusted EBITDA Margin	33.5%	36.3%	34.4%	36.4%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2017	2017 Adjusted EPS	2016	2016 Adjusted EPS	2017	2017 Adjusted EPS	2016	2016 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$30,705	$0.57	$32,195	$0.60	$64,464	$1.20	$26,664	$0.50
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	1,143	0.02	—	—	3,719	0.07	—	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	(231)	—	—	—	(192)	—	—	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	888	0.02	1,521	0.03	1,472	0.03	3,646	0.07
Accelerated amortization of debt origination costs	—	—	1,131	0.02	—	—	1,131	0.02
(Gain) loss on divestitures	—	—	(496)	(0.01)	—	—	54,957	1.03
Tax impact of adjustments (2)	(658)	(0.01)	(566)	(0.01)	(1,825)	(0.03)	(21,224)	(0.40)
Normalized tax rate adjustment (3)	614	0.01	—	—	312	—	—	—
Total adjustments	1,756	0.04	1,590	0.03	3,486	0.07	38,510	0.72
Non-GAAP Adjusted Net Income and Adjusted EPS	$32,461	$0.61	$33,785	$0.63	$67,950	$1.27	$65,174	$1.22
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
(In thousands)
GAAP Net Income	$30,705	$32,195	$64,464	$26,664
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	21,530	9,842	43,513	67,188
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	2,184	7,744	563	7,230
Total adjustments	23,714	17,586	44,076	74,418
GAAP Net cash provided by operating activities	54,419	49,781	108,540	101,082
Purchases of property and equipment	(2,231)	(509)	(4,785)	(1,404)
Non-GAAP Free Cash Flow	52,188	49,272	103,755	99,678
Integration, transition and other payments associated with acquisitions and divestitures(1)	2,654	352	7,602	683
Non-GAAP Adjusted Free Cash Flow	$54,842	$49,624	$111,357	$100,361
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2018:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2018 Projected EPS
	Low	High
Projected FY'18 GAAP EPS	$2.51	$2.61
Adjustments:
Costs associated with Fleet integration(1)	0.07	0.07
Total Adjustments	0.07	0.07
Projected Non-GAAP Adjusted EPS	$2.58	$2.68
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees, net of taxes.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2018 Projected Free Cash Flow
(In millions)
Projected FY'18 GAAP Net cash provided by operating activities	$210
Additions to property and equipment for cash	(10)
Projected Non-GAAP Free Cash Flow	200
Payments associated with acquisitions(1)	8
Tax effect of payments associated with acquisitions	(3)
Projected Non-GAAP Adjusted Free Cash Flow	$205
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.